Exhibit 10.1

ROYALTY AGREEMENT

THIS ROYALTY AGREEMENT (this “Agreement”) is entered into and effective as of May 15, 2015, by and between Immune Therapeutics, Inc., a Florida corporation formerly known as TNI BioTech, Inc. (the “Company”), and Chris Pearce, individually (“Pearce”).

RECITALS

WHEREAS, as a founder of the Company, Pearce has played a vital part in the acquisition of the Company’s patents, has spent the majority of his time over the past three years successfully raising capital for the Company, and has attracted highly qualified consultants, employees and management;

WHEREAS, pursuant to that certain Employment Agreement dated March 21, 2012 between Pearce and the Company (the “Employment Agreement”), and subsequent Board appointments, Pearce served as the Company’s Chief Financial Officer and Chief Operating Officer and serves as a member of the Company’s Board of Directors;

WHEREAS, as of March 31, 2015, Pearce has deferred $282,251.68 in compensation due to Pearce under the Employment Agreement (the “Deferred Salary”); and

WHEREAS, the Company desires to compensate Pearce for his significant efforts as a founder of the Company and pay the Deferred Salary by entering into this Agreement, which provides for the payment by the Company to Pearce of a royalty pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I
DEFINITIONS

1.1           As used in this Agreement, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below:

(a) “Affiliate” means, with respect to any Person hereto, any corporation or other business entity which directly or indirectly through stock ownership or through any other arrangement either controls, is controlled by or is under common control with, such Person. The term “control” shall mean the power to direct the affairs of such Person by reason of ownership of voting stock or other equity interests, by contract or otherwise.

(b) “Contract” means any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation.

                (c) “Effective Date” means the date first set forth above.

(d) “Fiscal Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

(e) “Governmental Authority” means any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.

(f) “Patent Rights” means any and all patents and patent applications (which for the purposes of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention) relating to Low Dose Naltrexone which during the term of this Agreement are owned by the Company or any of its Affiliates or to which the Company or any of its Affiliates through license or otherwise acquires rights, which: (i) have claims covering the Product or the manufacture and/or use of the foregoing; or (ii) are divisions, continuations, continuations-in-part, patents of addition, reissues, renewals, extensions, registrations, confirmations, re-examinations, any provisional applications, supplementary protection certificates or the like of any such patents and patent applications and foreign equivalents thereof.

(g) “Person” means any corporation, limited liability company, natural person, firm, joint venture, partnership, trust, unincorporated association or Governmental Authority, or any political subdivision, department or agency of any Governmental Authority.

(h) “Product” means a product for human use that is formulated utilizing the Company’s Patent Rights.

(i)  “Unit” means one (1) tablet or capsule, regardless of pharmaceutical dosage form, of the Product.

ARTICLE II
ROYALTIES AND REPORTS

2.1           Royalty on Unit. The Company shall pay to Pearce a royalty payment in perpetuity in an amount equal to (a) $0.010 per Unit sold by the Company outside of the United States, and (b) $0.005 per Unit sold by the Company in the United States.

2.2            Reports; Method of Payment.

(a) Within thirty (30) days following the close of each Fiscal Quarter, the Company shall furnish to Pearce a written report for such Fiscal Quarter showing (i) the quantity of each Unit sold by the Company or its Affiliates, (ii) the monetary amount of such sales, and (iii) the royalty payable under this Agreement for such Fiscal Quarter.  Simultaneously with the submission of the written report, the Company shall pay to Pearce a sum equal to the aggregate royalty due for such Fiscal Quarter calculated in accordance with this Agreement.

(b) Notwithstanding anything to the contrary in this Agreement, the amount of any royalty payable under this Agreement in respect of any Fiscal Quarter shall only be payable in cash.  Cash payments to be made by the Company to Pearce under this Agreement shall be paid in United States dollars by bank wire transfer in immediately available funds to such bank account as shall be designated in writing by Pearce from time to time.

2.3           Maintenance of Records; Audits. Company shall, and shall obligate its Affiliates to, keep complete and accurate records in sufficient detail to enable the royalty payable hereunder to be determined. Upon the written request of Pearce, the Company shall permit an independent certified public accounting firm of nationally recognized standing selected by Pearce and reasonably acceptable to the Company, to have access during normal business hours to such of the records of the Company as may be reasonably necessary to verify the accuracy of the royalty reports hereunder. The review by such accounting firm shall be conducted in confidence, provided that a summary of the results of such review may be shared with Pearce and the Company. If such accounting firm concludes that additional royalties were owed with respect to such period, the Company shall pay the additional royalties within thirty (30) days of the date Pearce delivers to the Company such accounting firm’s written report so concluding. The fees charged by such accounting firm shall be paid by Pearce unless such report identifies additional royalties owing, in which case the Company shall pay such fees.

2.4           Income Tax Withholding. All payments under this Agreement shall be made without any deduction or withholding for or on account of any tax, except as set forth in this Section 2.4. The parties agree to cooperate and will each use reasonable efforts to minimize under applicable law obligations for any and all income or other taxes required by applicable law to be withheld or deducted from any of the royalty payments made by or on behalf of Company hereunder (“Withholding Taxes”). The Company shall, if required by applicable law, deduct from any amounts that it is required to pay to Pearce an amount equal to such Withholding Taxes, provided that the Company (or other paying person) shall give Pearce reasonable advance notice prior to paying any such Withholding Taxes. Such Withholding Taxes shall be paid to the proper Governmental Authority for Pearce’s account and, if available, evidence of such payment shall be secured and sent to Pearce within thirty (30) days of such payment.

2.5           Deferred Salary Extinguished.  Pearce and the Company hereby agree that as of the Effective Date the Deferred Salary is deemed paid in full and extinguished.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

3.1           The Company hereby represents and warrants to Pearce as follows:

(a) Organization. The Company is (i) duly organized, validly existing and in good standing under the laws of the State of Florida and has all requisite corporate or similar power and authority to own and operate its assets and to carry on its business as presently conducted, and (ii) qualified to do business and is in good standing as a foreign corporation in each jurisdiction where its conduct of its business requires such qualification.

(b) Due Authorization. The Company has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and its obligations hereunder have been duly authorized and do not and will not constitute a breach or violation, or constitute a default under, the organizational documents of the Company; and this Agreement constitutes the valid and legally binding obligation of the Company, enforceable against it in accordance with its terms.

(c) No Conflicts. The execution, delivery and performance of this Agreement by the Company does not, and the performance by the Company of its obligations contemplated hereunder will not: (i) violate or contravene any provision of the Company’s amended and restated articles of incorporation, as amended, bylaws or similar organizational documents of the Company; (ii) constitute or result in a breach or violation of, or a default under, the acceleration of any obligations of, or the creation of any lien on the assets of, the Company or any of its subsidiaries (with or without notice, lapse of time or both) pursuant to any Contract that is binding upon the Company or any of its subsidiaries, or any change in the rights or obligations of any party under any of such Contracts; (iii) require the Company or any of its subsidiaries to obtain the consent, waiver, authorization or approval of any Person which has not already been obtained; or (iv) violate, contravene or conflict with any award, judgment, decree or other order of any Governmental Authority, any statute, law, rule, regulation or other requirement of any Governmental Authority, or any permit, license, registration or other approval or authorization of any Governmental Authority.

(d) Consents. The Company is not required to obtain any consent from, authorization or order of, or make any filing or registration with, any court, Governmental Authority or any regulatory or self-regulatory agency or any other Person in order for it to execute, deliver or perform any of its obligations under this Agreement in accordance with the terms hereof.

ARTICLE IV
TERM AND TERMINATION

4.1           Term. This Agreement shall be effective as of the Effective Date and shall continue in effect in perpetuity unless terminated by the written consent of the Company and Pearce.

4.2           Effect of Termination. Termination of this Agreement shall not relieve the parties of any obligation accruing prior to such termination.

ARTICLE V
MISCELLANEOUS

5.1           Assignment; Successors. This Agreement shall inure to the benefit of, be binding upon and be enforceable by and against the parties hereto and their respective heirs, successors and permitted assigns. This Agreement is not assignable by the Company without the prior written consent of Pearce, and any attempted assignment without such written consent shall be null and void; provided, however, that the Company may assign this Agreement and its rights and obligations hereunder in connection with the transfer or sale of all rights to the Product or all or substantially all of the business of the Company, whether by merger, sale of stock, sale of assets or otherwise. Pearce may assign this Agreement in whole or in part to any third party without the prior written consent of the Company.

5.2           Arbitration.  THE PARTIES AGREE THAT ANY CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH THEREOF, SHALL AT EITHER PARTIES ELECTION, BE SUBMITTED TO ARBITRATION BEFORE THE AMERICAN ARBITRATION ASSOCIATION IN ACCORDANCE WITH THE COMMERCIAL ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION, AND JUDGMENT ON THE AWARD RENDERED BY THE ARBITRATOR MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF. EITHER PARTY MAY OBTAIN PROVISIONAL OR ANCILLARY REMEDIES SUCH AS INJUNCTIVE RELIEF OR THE APPOINTMENT OF A RECEIVER, OR EXERCISE SELF-HELP, AT ANY TIME WITHOUT WAIVING ITS RIGHT TO ARBITRATION.

5.3           Governing Law.  This Agreement is a contract under the laws of the State of Florida and shall for all purposes be governed by and construed in accordance with the laws of the State of Florida, without regard to its principals of conflicts of laws.  The Company and Pearce hereby submit to the nonexclusive jurisdiction of any Florida state or federal court sitting in Orlando for the purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. The Company and Pearce irrevocably waive, to the fullest extent permitted by applicable law, any objection that the Company or Pearce may now or hereafter have to laying of the venue of any such proceedings brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

5.4           Waiver. No failure or delay on the part of Pearce in exercising any right hereunder shall operate as a waiver of, or impair, any such right. No single or partial exercise of any such right shall preclude any other or further exercise thereof or the exercise of any other right. No waiver of any such right or of any obligation of the Company shall be effective unless given in writing and executed by Pearce. No waiver of any such right shall be deemed a waiver of any other right hereunder.

5.5           Independent Relationship. Nothing herein contained shall be deemed to create an employment, agency, joint venture or partnership relationship between the parties hereto or any of their agents or employees, or any other legal arrangement that would impose liability upon one party for the act or failure to act of the other party. Neither party shall have any power to enter into any Contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other party, or to bind the other party in any respect whatsoever.

5.6           Amendment. No terms or provisions of this Agreement shall be varied or modified and no subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the parties unless reduced to writing and signed by an authorized officer of each party.

5.7           Specific Performance. Pearce and the Company agree that, in the event that either of them were to violate any provision of this Agreement or fail to perform any obligation under this Agreement in accordance with its specific terms, the other party would suffer irreparable injury, for which there may be no adequate remedy at law. Consequently, Pearce and the Company agree that, in the event of a breach or threatened breach of this Agreement by any party hereto, the other party shall be entitled, in addition to any other remedies to which they may be entitled at law, to equitable relief, including an injunction, to prevent any breaches and to enforce specifically this Agreement’s terms and provisions. Pearce and the Company also agree that any such equitable relief may be sought without the obligation of posting any bond or surety.

5.8           Notices. All notices and other communications given to any party hereto pursuant to this Agreement shall be in writing and shall be delivered by hand, fax or email (and in the case of fax or email, receipt confirmed immediately via telephone), or mailed first class postage prepaid, registered or certified mail, addressed as follows:

If to the Company, to:

Immune Therapeutics, Inc.
37 North Orange Avenue, Suite 607
Orlando, Florida 32801
Attention: Kirsten Bartholomew, General Counsel
Fax number: (407) 545-3226
Phone: (407) 902-7904
Email: Kirsten.Bartholomew@immunetherapeutics.com

If to Pearce, to:

22897 Ironwedge Drive
Boca Raton, Florida 33433
Fax number:
Phone: (561) 542-7021
Email:  chris.pearce@immunetherapeutics.com

Each such notice or other communication shall for all purposes be treated as being effective or having been given when delivered, if delivered personally, by e-mail or facsimile with confirmation of receipt or if by overnight courier or, if sent by mail, upon actual receipt.

5.9           Further Assurances. The Company shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as Pearce may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

5.10           Severability. If any provision of this Agreement is declared invalid or unenforceable by a court having competent jurisdiction, it is mutually agreed that this Agreement shall endure except for the part declared invalid or unenforceable by order of such court.

5.11           Counterparts. This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures of each of the parties hereto. This Agreement may be executed in any number of counterparts, each of which shall be an original as against either party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

The Company:	Pearce:

Immune Therapeutics, Inc.

By:/s/ Seth Elliott	/s/ Chris Pearce
Seth Elliott, President	Chris Pearce